Exhibit 10.5

SERINA THERAPEUTICS, INC.

DIRECTOR COMPENSATION POLICY

(Adopted and approved on March 27, 2024)

Each member of the Board of Directors (the “Board”) of Serina Therapeutics, Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Outside Director Compensation Policy (the “Director Compensation Policy”) for Board service on and after April 1, 2024 (the “Effective Date”).

The Director Compensation Policy will become effective upon the Effective Date. The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Outside Director provided in such quarter.

1. Annual Board Member Cash Fees:

a.	All Outside Directors: $40,000.

b.	Outside Director serving as Chairperson: $60,000 (in addition to above).

2. Annual Committee Chair Cash Fees (in addition to above):

a.	Chairperson of the Audit Committee: $10,000.

b.	Chairperson of the Compensation Committee: $5,000.

c.	Chairperson of the Nominating & Corporate Governance Committee: $5,000.

3. Annual Committee Member Cash Fees (in addition to Annual Board Member Cash Fees; the Chairperson of a Committee does not receive this fee for that Committee):

a.	Member of the Audit Committee: $5,000.

b.	Member of the Compensation Committee: $2,500

c.	Member of the Nominating & Corporate Governance Committee: $2,500.

Equity Compensation

Equity awards will be granted under the Company’s 2024 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

1.	Automatic Equity Grants. Annual and initial grants made on or after the Effective Date shall be made as follows:

a.	Annual Grant for Continuing Outside Directors. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (each an “Annual Meeting”) beginning with the 2024 Annual Meeting, each continuing Outside Director shall be granted a non-statutory stock option award (“Option Award”) under the Plan covering 10,000 shares (“Shares”) of the Company’s Common Stock, as defined in the Plan (a “Continuing Director Annual Award”). Each Option Award will have a term of ten years from the date of grant and an exercise price per Share equal to the closing price of a Share on the grant date, or if the grant date is not a trading day, the closing price of a Share on the trading day immediately prior to the grant date. Each Continuing Director Annual Award shall vest on the earlier of (i) the day before the next Annual Meeting or (ii) the one-year anniversary of the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through such vesting date.

b.	Initial Grant for New Outside Directors. Without any further action of the Board, each person who, on or after the Effective Date, is elected or appointed for the first time to be an Outside Director will automatically, upon the date of his or her initial election or appointment to be an Outside Director, be granted an Option Award under the Plan covering 40,000 Shares (a “New Director Initial Award”). Each New Director Initial Award will have a term of ten years from the date of grant and an exercise price per Share equal to the closing price of a Share on the grant date, or if the grant date is not a trading day, the closing price of a Share on the trading day immediately prior to the grant date. Each New Director Initial Award shall vest in equal yearly installments over the 3-year period from the date of grant, subject to the applicable Outside Director’s continued service as a member of the Board through such vesting date.

2.	Transitional Grants. On April 1, 2024, in lieu of the Option Awards provided in Section 1 above, there shall be transitional Option Awards (the “Transitional Awards”) granted upon the following terms:

a.	One-Time Transitional Grant for Outside Directors. Without any further action on the part of the Board, on April 1, 2024, the Outside Directors serving on the Board will be granted a Transitional Award under the Plan covering 40,000 Shares. Each Transitional Award will have a term of ten years from the date of grant and an exercise price per Share equal to the closing price of a Share on the grant date. Each Transitional Award shall vest in equal yearly installments over the 3-year period which begins on April 1, 2024, subject to the Outside Director’s continued service as a member of the Board through each such vesting date.

3.	Change in Control. All vesting is subject to the Outside Director’s continued service as a member of the Board through each applicable vesting date. Notwithstanding the foregoing, if an Outside Director remains in continuous service as a member of the Board until immediately prior to the: (a) the Outside Director’s death, (b) the Outside Director’s “Disability” (as defined in the Plan) or (c) the closing of a “Change in Control” (as defined in the Plan) (each an “Acceleration Event”), any unvested portion of any Option Award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the applicable Acceleration Event.

4.	Remaining Terms. The remaining terms and conditions of each Option Award granted under this policy will be as set forth in the Plan and the Company’s standard form of Option Award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

Expenses

The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings, provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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